EXHIBIT 4

       4.1
                      PRESS RELEASE OF
             STANDARD MICROSYSTEMS CORPORATION

 STANDARD MICROSYSTEMS ANNOUNCES INTEL EQUITY INVESTMENT AS
 THE TWO COMPANIES AGREE TO COOPERATE IN THE DEVELOPMENT OF
  NEXT-GENERATION INPUT/OUTPUT COMPONENTS FOR THE PERSONAL
                      COMPUTER INDUSTRY

HAUPPAUGE, N.Y. (March 18, 1997)--Standard Microsystems Corporation (NASDAQ:SMSC) announced today that Intel Corporation of Santa Clara, California (NASDAQ:INTC) has entered into agreements with Standard Microsystems, a supplier of leading-edge input/output semiconductor integrated circuits. Intel will also make an equity investment in Standard Microsystems. Under the terms of agreements recently signed by the companies, Intel and Standard Microsystems will work cooperatively on the integration of new semiconductor input/output (I/O) integrated circuits, which have been specifically designed to work with Intel's latest microprocessors and core logic chip sets, into selected Intel personal computer motherboard designs through the end of 1997. The two companies have also agreed to cooperate on a family of proprietary low-pin-count I/O devices for future applications.

Standard Microsystems expects to supply these I/O integrated circuit components to customers around the world, including Intel's own personal computer motherboard division, Intel's motherboard licensees and major personal computer manufacturers. As a result, Standard Microsystems anticipates that the total amount of business that it will do with Intel and Intel's licensees should increase.

Under the agreements, Intel will purchase just under a 10% interest in Standard Microsystems Corporation, buying approximately 1,540,000 shares of Standard Microsystems' common stock directly from the Company at a price of $9.50 per share. Intel will also receive warrants to purchase an additional 10% interest in Standard Microsystems and certain anti-dilutive rights.

Speaking  for  Standard Microsystems Corporation,  Mr.  Paul
Richman, the Company's Chairman of the Board and Chief Executive Officer, indicated that "Over the past few years, despite intense competition, Standard Microsystems has become one of the leading architects and suppliers of input/output circuits to the worldwide personal computer industry. We have always had a very good relationship with Intel, a company that I personally have an enormous amount of respect for, and this new cooperative effort with them should help us considerably in our efforts to establish Standard Microsystems' advanced input/output devices as worldwide industry standards. We look forward to working more closely with Intel in this and other areas over the years ahead."

Standard Microsystems Corporation (NASDAQ:SMSC) is based in Hauppauge, New York and has offices worldwide, including locations in North America, Australia, Asia, Europe, Japan and Latin America. Standard Microsystems' Component Products Division supplies metal-oxide-semiconductor/very-large-scale-integrated (MOS/VLSI) circuit components for personal computers, local area networks (LANs)and embedded control systems. The Company's System Products Division provides a broad range of networking solutions for scaling, managing and connecting local area networks, including LAN adapters, LAN hubs, LAN switches and network management software. Additional information concerning Standard Microsystems Corporation is available from its site on the World Wide Web at http://www.smc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the impact of competitive products and pricing, the effect of changing economic conditions, and such risks and uncertainties as are detailed from time to time in the company's SEC reports, including the Annual Report filed on Form 10-K and the Quarterly Reports filed on Form 10-Q.